Exhibit 33.3

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

Pacific Life Insurance Company (the “Asserting Party”) is responsible for assessing compliance, as of and for the year ended December 31, 2021, with the Relevant Servicing Criteria set forth in Item 1122 (d) of the SEC’s Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii), (d)(2)(ii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(ii), (d)(4)(iv), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv), which the Asserting Party has concluded are not applicable to the activities it performs, with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the “Applicable Servicing Criteria”). The transactions covered by this report include all asset-backed transactions under the Securitized Commercial Mortgage Loans Platform (the “Platform”), as listed in Appendix A.

The Asserting Party has used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB in order to assess the effectiveness of Pacific Life Insurance Company’s compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2021. The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the year ended December 31, 2021, with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2021 as set forth in this assertion.

Pacific Life Insurance Company

/s/ Edwin Ferrell
Edwin Ferrell
VP, Investment Management

February 18, 2022

PACIFIC LIFE INSURANCE COMPANY

700 Newport Center Drive, Newport Beach, California 92660-6397

APPENDIX A

SECURITIZED COMMERCIAL MORTGAGE LOANS PLATFORM

Trust Name	Loan Name

COMM 2014-277P	277 Park Avenue
HGMT 2015-HGLR	Houston Galleria Mall
DBJPM 2016 –SFC	Westfield San Francisco Center
JPM 2015 – WPG	Scottsdale Quarter
BMARK 2019 – B12	Woodlands Mall
CSMC 2020-WEST	Westchester Mall